Exhibit 99.1

For more information contact:

David Langless, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

•	Third quarter inside sales up 1.1% to $526 million; Fuel sales grew 4.5% to $54.6 million

•	Generated $35.7 million in cash from operations during the 40-week period of 2014

WILLIAMSVILLE, NY, November 17, 2014 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the third quarter of fiscal 2014, a 12-week period ended October 4, 2014.

“Our top-line growth reflects the ongoing successful execution of our strategies,” commented Frank Curci, Tops President and CEO. “We are building upon our strong market position with unique promotional and marketing programs, particularly those focused on the center of the store. Additionally, we are driving growth with continued investments that improve the overall shopping experience and new fuel stations that increase customer loyalty. We successfully integrated and rebranded two tuck-in acquisitions during the quarter. Our current acquisition strategy has enabled us to create greater density within our footprint.”

Mr. Curci added, “We expect the positive sales trends to continue as we leverage the investments we have made in our supermarkets, new products, and sales and marketing programs. We are confident in our strategy and believe we have an exceptionally strong brand that will continue to create value for the long term.”

Fiscal 2014 Third Quarter Financial Results

Net sales increased 1.4%, or $8.3 million, to $580.7 million in the third quarter of fiscal 2014 from the third quarter of fiscal 2013 (12-week period ended October 5, 2013).

Inside sales of $526.2 million were up 1.1%, or $5.9 million, primarily due to the $4.9 million contribution of two acquired supermarkets and one new supermarket opened since June 2014. Same store sales were slightly positive at 3 basis points.

Fuel sales of $54.6 million were 4.5% higher than the prior-year period as the number of gallons sold increased 7.3% due to the addition of seven new fuel stations since September 2013. This was partially offset by a 2.6% decrease in the average retail price of fuel.

Gross profit for the third quarter was $165.0 million, or 28.4% of net sales, compared with $163.4 million, or 28.5% of net sales, in the 2013 third quarter. The 10 basis point decrease in margin was the result of LIFO inventory valuation adjustments and mix, as a greater proportion of sales were from lower margin fuel and pharmacy sales. Cost control and other efficiency initiatives realized since the acquisition of the operation of the Company’s warehousing and transportation functions in December 2013 have somewhat offset these gross margin effects.

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

Total operating expenses in the third quarter of 2014 were $148.5 million compared with $145.9 million in the prior-year period. As a percent of net sales, each operating expense line was relatively consistent with the 2013 period.

Net interest expense increased $1.4 million to $18.6 million from the prior-year period primarily due to an increase in capital lease interest due to acquisition accounting for the Management Purchase that resulted in the reset of capital lease amortization schedules. Net loss for the third quarter was $0.9 million compared with net loss of $0.1 million in the 2013 period.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Third quarter 2014 EBITDA was $32.8 million compared with $33.8 million in the 2013 period. Adjusted EBITDA remained flat at $34.9 million in the third quarter of 2014 compared to the prior-year period.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.

Flexibility for Growth

Cash provided by operating activities during the 40-week period ended October 4, 2014 was $35.7 million compared with $43.2 million during the corresponding period of 2013. The decrease reflects transaction costs of $15.2 million related to the December 2013 management purchase that were paid in 2014.

Year-to-date cash capital expenditures were $30.4 million compared with $40.3 million during the comparable period in 2013 and were largely related to new store openings, store remodels and fuel expansion. The Company anticipates investing between $35 million and $40 million in capital expenditures during fiscal 2014.

As of October 4, 2014, total debt including capital leases was $807.9 million compared with $789.1 million at 2013 year-end. The unused availability under the Company’s revolving credit facility was $49.0 million after giving effect to the borrowing base calculations and $22.3 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and availability under the revolving credit facility will provide significant flexibility in funding debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

40-week Results

For the 40-week period ended October 4, 2014, net sales were $1.93 billion, up $23.9 million, or 1.3%, from $1.91 billion in the prior-year period. Year-to-date inside sales increased 0.9% to $1.75 billion, and reflects a $20.2 million incremental contribution of six acquired supermarkets and three new supermarkets opened since January 2013. Partially offsetting this impact was a 0.4% decrease in same store sales. Fuel sales increased 5.2% to $180.8 million due to a 5.9% increase in the number of gallons sold, primarily due to eight new fuel stations since May 2013, partially offset by a 0.6% decrease in the average retail price per gallon.

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

Gross profit was $546.3 million during the 40-week period of 2014, and was 28.3% of net sales, 10 basis points lower than the comparable period of 2013. The margin contraction was due to LIFO inventory valuation adjustments.

Operating income increased 10.1% to $49.0 million from $44.5 million in the comparable 2013 period. Lower administrative expenses drove the decrease as the 2013 period included additional expenses related to stock-based compensation and non-recurring bonuses following our May 2013 dividend to shareholders. Net loss for the 40-week period of 2014 was $9.9 million compared with the net loss of $9.7 million in the prior-year period.

Conference Call Details

Tops will host a conference call on Tuesday, November 18, 2014, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the third quarter and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Tuesday, December 2, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13592961.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 158 corporate full-service supermarkets under the banners of Tops and Orchard Fresh, with an additional five supermarkets operated by franchisees. With approximately 15,100 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently consider immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors

•	our ability to effectively increase or maintain our profit margins

•	the success of our acquisition and remodel plans

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business

•	risks inherent in our fuel station operations

•	our exposure to local economies and other adverse conditions due to our geographic concentration

•	risks of natural disasters and severe weather conditions

•	supply problems with our suppliers and vendors

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

•	increased operating costs resulting from increase in minimum wage, rising employee benefit costs or pension funding obligations, including any assessments of withdrawal liability under multiemployer plans

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services

•	estimates of the amount and timing of payments under our self-insurance policies

•	risks of liability under environmental laws and regulations

•	our ability to maintain and improve our information technology systems

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid

•	threats or potential threats to security

•	our ability to retain key personnel

•	risks of data security breaches or losses of confidential customer information

•	risks relating to our substantial indebtedness

•	claims or legal proceedings against us

•	other factors discussed under “Risk Factors” in our Form 10-Q for the 12-week period ended October 4, 2014 and our Special Report on Form 10-K for Fiscal 2013

We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	October 4, 2014	October 5, 2013	$ Change	% Change
Net sales	$580,741	$572,454	$8,287	1.4%
Cost of goods sold	(404,739)	(396,909)	(7,830)	(2.0)%
Distribution costs	(10,969)	(12,144)	1,175	9.7%

Gross profit	165,033	163,401	1,632	1.0%
Operating expenses:
Wages, salaries and benefits	(80,305)	(78,513)	(1,792)	(2.3)%
Selling and general expenses	(27,471)	(26,979)	(492)	(1.8)%
Administrative expenses (inclusive of stock-based compensation expense of $52 and $0)	(16,302)	(16,309)	7	0.0%
Rent expense, net	(6,233)	(5,843)	(390)	(6.7)%
Depreciation and amortization	(13,906)	(12,823)	(1,083)	(8.4)%
Advertising	(4,280)	(3,831)	(449)	(11.7)%
Impairment	—	(1,620)	1,620	100.0%

Total operating expenses	(148,497)	(145,918)	(2,579)	(1.8)%
Operating income	16,536	17,483	(947)	(5.4)%
Interest expense, net	(18,625)	(17,245)	(1,380)	(8.0)%

(Loss) income before income taxes	(2,089)	238	(2,327)	(977.7)%
Income tax benefit (expense)	1,168	(378)	1,546	409.0%

Net loss	$(921)	$(140)	$(781)	(557.9)%

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 4, 2014	October 5, 2013	$ Change	% Change
Net sales	$1,933,480	$1,909,538	$23,942	1.3%
Cost of goods sold	(1,349,355)	(1,328,994)	(20,361)	(1.5)%
Distribution costs	(37,801)	(38,424)	623	1.6%

Gross profit	546,324	542,120	4,204	0.8%
Operating expenses:
Wages, salaries and benefits	(267,505)	(263,345)	(4,160)	(1.6)%
Selling and general expenses	(96,938)	(90,161)	(6,777)	(7.5)%
Administrative expenses (inclusive of stock-based compensation expense of $113 and $3,826)	(51,285)	(65,635)	14,350	21.9%
Rent expense, net	(20,506)	(18,719)	(1,787)	(9.5)%
Depreciation and amortization	(45,051)	(42,875)	(2,176)	(5.1)%
Advertising	(16,042)	(15,280)	(762)	(5.0)%
Impairment	—	(1,620)	1,620	100.0%

Total operating expenses	(497,327)	(497,635)	308	0.1%
Operating income	48,997	44,485	4,512	10.1%
Interest expense, net	(63,023)	(52,959)	(10,064)	(19.0)%

Loss before income taxes	(14,026)	(8,474)	(5,552)	(62.5)%
Income tax benefit (expense)	4,141	(1,183)	5,324	450.0%

Net loss	$(9,885)	$(9,657)	(228)	(2.4)%

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	October 4, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$29,029	$29,913
Accounts receivable, net	61,860	64,521
Inventory, net	153,062	142,296
Prepaid expenses and other current assets	16,362	10,755
Income taxes refundable	69	110
Current deferred tax assets	6,129	6,129

Total current assets	266,511	253,724
Property and equipment, net	386,475	388,476
Goodwill	214,290	214,290
Intangible assets, net	185,174	194,809
Other assets	15,984	18,986

Total assets	$1,068,434	$1,070,285

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$87,181	$79,700
Accrued expenses and other current liabilities	90,961	98,231
Current portion of capital lease obligations	8,362	8,314
Current portion of long-term debt	1,960	2,309

Total current liabilities	188,464	188,554
Capital lease obligations	138,442	112,236
Long-term debt	659,173	664,186
Other long-term liabilities	34,606	31,470
Non-current deferred tax liabilities	50,602	54,784

Total liabilities	1,071,287	1,051,230

Shareholders’ (deficit) equity:
Common shares ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and outstanding as of October 4, 2014 and December 28, 2013)	—	—
Paid-in capital	8,402	20,860
Accumulated deficit	(11,739)	(1,854)
Accumulated other comprehensive income, net of tax	484	49

Total shareholders’ (deficit) equity	(2,853)	19,055

Total liabilities and shareholders’ (deficit) equity	$1,068,434	$1,070,285

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 4, 2014	October 5, 2013
Cash flows provided by operating activities:
Net loss	$(9,885)	$(9,657)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52,861	54,544
Deferred income taxes	(4,182)	1,182
Amortization of deferred financing costs	3,031	2,156
LIFO inventory valuation adjustments	2,848	41
Step rent adjustments	1,754	383
Share-based compensation expense	113	3,826
Impairment	—	1,620
Other	692	281
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,661	(13,231)
Increase in inventory, net	(13,614)	(8,519)
Increase in prepaid expenses and other current assets	(4,701)	(4,702)
Decrease (increase) in income taxes refundable	41	(15)
Increase in accounts payable	7,383	1,095
(Decrease) increase in accrued expenses and other current liabilities	(5,097)	13,037
Increase in other long-term liabilities	1,761	1,148

Net cash provided by operating activities	35,666	43,189

Cash flows used in investing activities:
Cash paid for property and equipment	(30,422)	(40,312)
Acquisition of supermarkets	—	(5,995)

Net cash used in investing activities	(30,422)	(46,307)

Cash flows (used in) provided by financing activities:
Borrowings on 2017 ABL Facility	315,600	241,300
Repayments on 2017 ABL Facility	(323,800)	(228,000)
Proceeds from sale leaseback financing transactions	25,436	—
Dividends to Tops MBO Corporation	(12,571)	—
Principal payments on capital leases	(6,947)	(11,275)
Repayments of long-term debt borrowings	(3,307)	(227)
Deferred financing costs paid	(637)	(8,154)
Change in bank overdraft position	98	47
Proceeds from long-term debt borrowings	—	148,500
Dividend to former shareholders	—	(141,920)
Proceeds from stock option exercises	—	227

Net cash (used in) provided by financing activities	(6,128)	498

Net decrease in cash and cash equivalents	(884)	(2,620)
Cash and cash equivalents—beginning of period	29,913	32,422

Cash and cash equivalents—end of period	$29,029	$29,802

Tops Holding II Corporation Reports Sales Growth in 2014 Third Quarter

November 17, 2014

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		40-week periods ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Net loss	$(921)	$(140)	$(9,885)	$(9,657)
Depreciation and amortization	16,285	16,358	52,861	54,544
Interest expense	18,625	17,245	63,023	52,959
Income tax (benefit) expense	(1,168)	378	(4,141)	1,183

EBITDA	32,821	33,841	101,858	99,029

LIFO inventory valuation adjustments (a)	617	(682)	2,848	41
Share-based compensation expense (b)	52	—	113	10,893
Impairment (c)	—	1,620	—	1,620
Grand Union acquisition costs (d)	—	—	—	126
Other one-time expenses (e)	1,410	128	1,827	1,030

Total adjustments to EBITDA	2,079	1,066	4,788	13,710

Adjusted EBITDA	$34,900	$34,907	$106,646	$112,739

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(b)	Compensation costs related to stock option grants.

(c)	Represents the write-off of the carrying value of software assets for which the future use is uncertain.

(d)	Legal and professional fees incurred in connection with the Grand Union acquisition.

(e)	The amounts for the 12-week and 40-week periods ended October 4, 2014 include severance costs associated with a former executive.